EXHIBIT 99.2

ACR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

ASSETS

	February 28,
	2007	2006
Current assets:
Cash	$1,135	$1,275
Accounts receivable, net	23,330	22,380
Inventories, net	43,516	38,264
Prepaid expenses and other current assets	1,619	1,250
Deferred income taxes	1,652	1,338

Total current assets	71,252	64,507

Property and equipment, net	5,647	4,844
Goodwill, net	5,408	5,408
Interest derivative asset	―	298
Other assets	853	979

Total assets	$83,160	$76,036

EXHIBIT 99.2
Continued

ACR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	February 28,
	2007	2006

Current liabilities:
Current maturities of long-term debt	$131	$128
Current maturities of capital lease obligations	160	145
Accounts payable	23,106	25,002
Accrued expenses and other current liabilities	5,931	4,597
Income tax payable	232	146
Total current liabilities	29,560	30,018

Borrowings under revolving credit agreement	24,361	22,940
Long-term notes, net of current maturities	1,214	1,344
Long-term capital lease obligations, net of current maturities	412	248
Interest derivative liability	143	―
Deferred income taxes	184	340
Total long-term liabilities	26,314	24,872

Commitments and contingencies (Notes 5 and 10)

Shareholders’ equity:
Preferred stock, $.01 par, authorized 2,000,000 shares, none outstanding	―	―
Common stock, $.01 par, authorized 25,000,000 shares, 12,113,078 and 12,000,294 issued and outstanding at February 28, 2007 and 2006, respectively	121	120
Paid-in capital	43,286	44,413
Accumulated other comprehensive income loss, net of tax	(88)	―
Unearned restricted stock compensation	―	(1,612)
Accumulated deficit	(16,033)	(21,775)

Total shareholders’ equity	27,286	21,146

Total liabilities and shareholders’ equity	$83,160	$76,036

# # #